Exhibit 23.1

Assentsure PAC UEN – 201816648N 180B Bencoolen Street #03-01 The Bencoolen Singapore 189648 http://www.assentsure.com.sg

CONSENT OF INDEPENDENT REGISTERED ACCOUNTANTS

We consent to the inclusion of our report dated February 14, 2025, in this Registration Statement on Form F-1, with respect to the consolidated financial statements of Golden Sun Health Technology Group Ltd and its subsidiaries (formerly known as Golden Sun Education Group Limited) (the “Company”). Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to our firm under the heading “Experts” in this Registration Statement.

/s/ Assentsure PAC

Singapore

March 17, 2025